                                                                   EXHIBIT 10.16




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       SF BROADCASTING OF HONOLULU, INC.
                      SF HONOLULU LICENSE SUBSIDIARY, INC.
                      SF BROADCASTING OF NEW ORLEANS, INC.
                    SF NEW ORLEANS LICENSE SUBSIDIARY, INC.
                        SF BROADCASTING OF MOBILE, INC.
                       SF MOBILE LICENSE SUBSIDIARY, INC.
                       SF BROADCASTING OF GREEN BAY, INC.
                     SF GREEN BAY LICENSE SUBSIDIARY, INC.

                                  AS SELLERS,

                                      AND


                         EMMIS BROADCASTING CORPORATION

                                    AS BUYER





                                 MARCH 30, 1998

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 30, 1998, by and among SF BROADCASTING OF HONOLULU, INC., a Delaware corporation ("SF Honolulu"), SF HONOLULU LICENSE SUBSIDIARY, INC., a Delaware corporation ("Honolulu Licensee"), SF BROADCASTING OF NEW ORLEANS, INC., a Delaware corporation ("SF New Orleans"), SF NEW ORLEANS LICENSE SUBSIDIARY, INC., a Delaware corporation ("New Orleans Licensee"), SF BROADCASTING OF MOBILE, INC., a Delaware corporation ("SF Mobile"), SF MOBILE LICENSE SUBSIDIARY, INC., a Delaware corporation ("Mobile Licensee"), SF BROADCASTING OF GREEN BAY, INC., a Delaware corporation ("SF Green Bay") and SF GREEN BAY LICENSE SUBSIDIARY, INC., a Delaware corporation ("Green Bay Licensee") (each of the foregoing entities shall be referred to herein individually as a "Seller" and collectively as "Sellers"), and EMMIS BROADCASTING CORPORATION, an Indiana corporation ("Buyer").

                                   RECITALS:

     WHEREAS, SF Honolulu owns and operates television station KHON(TV), Channel 2, Honolulu, Hawaii, together with satellite station KAII(TV) Wailuku, Hawaii and satellite station KHAW(TV) Hilo, Hawaii, television translator station K55DZ Lihue and Kauai, Hawaii, and McHale Videofilm (each of the foregoing stations together with McHale Videofilm are collectively referred to herein as the "Honolulu Station"); and Honolulu Licensee holds the licenses and authorizations issued by the Federal Communications Commission (the "FCC") for the operation of the Honolulu Station;

     WHEREAS, SF Green Bay owns and operates television station WLUK(TV), Channel 11, Green Bay, Wisconsin and television translator station W40AN Escanaba, Michigan (the "Green Bay Station"); and Green Bay Licensee holds the licenses and authorizations issued by the FCC for the operation of the Green Bay Station;

     WHEREAS, SF Mobile owns and operates television station WALA(TV), Channel 10, Mobile, Alabama (the "Mobile Station"); and Mobile Licensee holds the licenses and authorizations issued by the FCC for the operation of the Mobile Station;

     WHEREAS, SF New Orleans owns and operates television station WVUE(TV), Channel 8, New Orleans, Louisiana (the "New Orleans Station" and together with the Mobile Station, the Green Bay Station and the Honolulu Station, the "Stations"); and New Orleans Licensee holds the licenses and authorizations issued by the FCC for the operation of the New Orleans Station;

                               TABLE OF CONTENTS


                                                                         Page
ARTICLE I TERMINOLOGY..................................................... 2
1.1  Defined Terms........................................................ 2
1.2  Additional Defined Terms............................................. 7

ARTICLE II PURCHASE AND SALE.............................................. 8
2.1  Sale Assets.......................................................... 8
2.2  Excluded Assets......................................................10
2.3  Assumption of Liabilities............................................11
2.4  Earnest Money........................................................11
2.5  Purchase Price.......................................................12
2.6  Allocation of the Purchase Price.....................................17
2.7  Adjustment of Purchase Price.........................................18
2.8  Accounts Receivable..................................................20
2.9  Seller Representative................................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS.....................21
3.1  Organization, Good Standing and Corporate Power......................21
3.2  Authorization and Binding Effect of Documents........................21
3.3  Absence of Conflicts.................................................22
3.4  Consents.............................................................22
3.5  Sale Assets; Title...................................................22
3.6  FCC Licenses.........................................................22
3.7  Station Agreements...................................................24
3.8  Tangible Personal Property...........................................26
3.9  Real Property........................................................26
3.10 Intellectual Property................................................27
3.11 Financial Statements.................................................28
3.12 Absence of Certain Changes or Events.................................29
3.13 Litigation...........................................................30
3.14 Labor Matters........................................................30
3.15 Employee Benefit Plans...............................................31
3.16 Compliance with Law..................................................33
3.17 Tax Returns and Payments.............................................33
3.18 Environmental Matters................................................33

3.19 Broker's or Finder's Fees............................................35
3.20 Insurance............................................................35
3.21 Cable Television Transmission........................................35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER........................35
4.1  Organization and Good Standing.......................................35
4.2  Authorization and Binding Effect of Documents........................35
4.3  Absence of Conflicts.................................................36
4.4  Consents.............................................................36
4.5  Broker's or Finder's Fees............................................36
4.6  Litigation...........................................................36
4.7  Buyer's Qualification................................................37
4.8  Adequacy of Financing................................................37
4.9  Capitalization; Buyer Stock..........................................37
4.10 SEC Filings; Financial Statements....................................38
4.11 Material Contracts...................................................38
4.12 WARN Act.............................................................39
4.13 No Outside Reliance..................................................39

ARTICLE V OTHER COVENANTS.................................................39
5.1  Conduct of the Stations' Business Prior to the Closing Date..........39
5.2  Notification of Certain Matters......................................41
5.3  HSR Filing...........................................................41
5.4  FCC Filing...........................................................42
5.5  Title; Additional Documents..........................................42
5.6  Other Consents.......................................................42
5.7  Inspection and Access................................................42
5.8  Confidentiality......................................................43
5.9  Publicity............................................................43
5.10 Material Adverse Change..............................................43
5.11 Reasonable Best Efforts..............................................43
5.12 FCC Reports and Applications.........................................44
5.13 Tax Returns and Payments.............................................44
5.14 No Solicitation......................................................44
5.15 Certified Resolutions................................................44
5.16 Audited Financial Statements.........................................45
5.17 Studio Relocation....................................................45
5.18 SEC Registration Statement...........................................45
5.19 Environmental Inspection.............................................45

5.20 Affiliate Guaranty...................................................46

ARTICLE VI CONDITIONS PRECEDENT TO THE
OBLIGATION OF BUYER TO CLOSE..............................................46
6.1  Accuracy of Representations and Warranties; Closing Certificate......46
6.2  Performance of Agreement.............................................46
6.3  FCC Orders...........................................................46
6.4  HSR Act..............................................................47
6.5  Opinions of Sellers' Counsel.........................................47
6.6  Required Consents....................................................48
6.7  Delivery of Closing Documents........................................49
6.8  No Adverse Proceedings...............................................49
6.9  No Material Adverse Change...........................................49

ARTICLE VII CONDITIONS PRECEDENT TO THE
OBLIGATION OF SELLERS TO CLOSE............................................49
7.1  Accuracy of Representations and Warranties...........................49
7.2  Performance of Agreements............................................50
7.3  FCC Orders...........................................................50
7.4  HSR Act..............................................................50
7.5  Opinion of Buyer's Counsel...........................................50
7.6  No Adverse Proceedings...............................................50
7.7  Delivery of Closing Documents........................................51
7.8  Effectiveness of Registration Statement..............................51
7.9  Listing of Shares....................................................51

ARTICLE VIII CLOSING......................................................51
8.1  Time and Place.......................................................51
8.2  Documents to be Delivered to Buyer by Sellers........................51
8.3  Deliveries to Sellers by Buye........................................52

ARTICLE IX INDEMNIFICATION................................................53
9.1  Survival.............................................................53
9.2  Indemnification by Sellers...........................................54
9.3  Indemnification by Buyer.............................................55
9.4  Administration of Indemnification....................................55

ARTICLE X TERMINATION; LIQUIDATED DAMAGES.................................57
10.1 Right of Termination.................................................57
10.2 Obligations Upon Termination.........................................57

10.3  Termination Notice..................................................58

ARTICLE XI CONTROL OF STATIONS............................................58

ARTICLE XII EMPLOYMENT MATTERS............................................58
12.1  Transfer of Employees...............................................58
12.2  Employee Benefit Plans..............................................59
12.3  Union Employees.....................................................60
12.4  Employment Agreements...............................................60

ARTICLE XIII MISCELLANEOUS................................................60
13.1  Further Actions.....................................................60
13.2  Payment of Expenses.................................................60
13.3  Specific Performance................................................61
13.4  Notices.............................................................61
13.5  Entire Agreement....................................................62
13.6  Binding Effect; Benefits............................................63
13.7  Assignment..........................................................63
13.8  Governing Law.......................................................63
13.9  Amendments and Waivers..............................................63
13.10 Severability........................................................64
13.11 Headings............................................................64
13.12 Counterparts........................................................64
13.13 References..........................................................64
13.14 Schedules and Exhibits..............................................64
13.15 Joint and Several Liability.........................................64

EXHIBITS:
---------
Exhibit A Form of Promissory Note

Exhibit B Form of Stock Pledge Agreement

Exhibit C Form of Fox Affiliation Agreement

Exhibit D Form of Guaranty


SCHEDULES

Schedule 2.2(l)                       Additional Excluded Assets
Schedule 2.8                          Retained Receivables

Schedule 3.1                          Foreign Qualifications
Schedule 3.3                          Required Consents and Filings
Schedule 3.5                          Liens to be Released Prior to Closing
Schedule 3.6                          FCC Licenses
Schedule 3.7(a)                       Trade Agreements
Schedule 3.7(b)                       Station Agreements
Schedule 3.7(c)                       Affiliate Agreements
Schedule 3.8                          Tangible Personal Property
Schedule 3.9                          Real Property Interests
Schedule 3.10                         Intellectual Property
Schedule 3.12                         Absence of Certain Changes or Events
Schedule 3.13                         Litigation
Schedule 3.14(a)                      Employee Claims
Schedule 3.14(c)                      List of Employees
Schedule 3.15                         Employee Benefit Plans
Schedule 3.17                         Tax Returns and Payments
Schedule 3.18                         Environmental Matters
Schedule 3.21                         Cable Television Transmissions
Schedule 6.6                          Required Consents

     WHEREAS, pursuant to a guaranty (the "Guaranty") to be given to Buyer on the Closing Date by USA Broadcasting, Inc., a Delaware corporation and an Affiliate of each of the Sellers ("USA Broadcasting"), USA Broadcasting will guarantee to Buyer the prompt and complete performance of the obligations of Sellers arising under this Agreement and the other Seller Documents; and

     WHEREAS, Buyer desires to acquire substantially all the assets used or useful in the business and operation of the Stations, and Sellers are willing to convey such assets to Buyer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:


                                   ARTICLE I
                                  TERMINOLOGY


     1.1 DEFINED TERMS.

     As used herein, the following terms shall have the meanings indicated:


              Affiliate: With respect to any specified Person, another Person which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

              Appraisal Firm:  Bond & Pecaro.

              Assumed Plans: The Benefit Plans to which Sellers are required to contribute pursuant to the collective bargaining agreements and labor union contracts that are Station Agreements.

              Code:  The Internal Revenue Code of 1986, as amended.

              Common Stock: The Class A Common Stock, $.01 par value per share, of Buyer.

              Documents: This Agreement, the Note, the Stock Pledge Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

              Earnest Money: As of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings thereon as of such date.

              Escrow Agent: NBD Bank, N.A., a national banking association headquartered in Indianapolis, Indiana.

              Escrow Agreement: The Escrow Agreement, dated as of the date hereof, by and among the Sellers, the Seller Representative, Buyer and the Escrow Agent relating to the deposit, holding, investment and disbursement of the Earnest Money.

              Exchange Act:  The Securities Exchange Act of 1934, as amended.

              Fair Market Value: The per share closing price of the Common Stock on NASDAQ for the second trading day preceding the determination date, as accurately reported in The Wall Street Journal.

              FCC:  Federal Communications Commission.

              FCC Orders: The orders or decisions of the FCC granting its consent to the transfer of all of the FCC Licenses to Buyer.

              Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

              Fox Children's Network Payment Rights: Rights of the Sellers to receive payments from or in connection with the Fox Children's Network.

              Green Bay Station: Television station WLUK(TV), Channel 11, Green Bay, Wisconsin and television translator station W40AN Escanaba, Michigan.

              Honolulu Station: Television station KHON(TV), Channel 2, Honolulu, Hawaii, satellite station KAII(TV) Wailuku, Hawaii, satellite station KHAW(TV) Hilo, Hawaii, television translator station K55DZ Lihue and Kauai, Hawaii, and McHale Videofilm.

              Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

              Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the agreement by any Seller to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

              Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys' fees, whether or not arising out of a third party claim.

              Material Adverse FCC Condition: A condition imposed by the FCC which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair, in each case in any material respect, the right of Buyer to the ownership, use, control or operation of any Station; provided, however, that any condition imposed by the FCC which requires (i) that Buyer or any of Buyer's Subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (ii) that a Station be operated in accordance with conditions similar to and not materially more adverse than those contained in the present FCC Licenses shall not be a Material Adverse FCC Condition.

              Material Adverse Effect: A material adverse effect on the assets, business, or operations of the Stations taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the television broadcast industry, (b) circumstances that are not likely to recur and either have been substantially remedied or that can be substantially remedied without substantial cost or delay, or (c) Buyer's refusal to consent to any new lease or purchase agreement in connection with relocation of the Honolulu Station's office and studio as contemplated in Section 5.17.

              Mobile Station: Television station WALA(TV), Channel 10, Mobile, Alabama.

              NASDAQ: The National Association of Securities Dealers' Automated Quotation System/National Market.

              New Orleans Station: Television station WVUE(TV), Channel 8, New Orleans, Louisiana.

              Parent Entities: SF Multistations, Inc. and SF Broadcasting of Wisconsin, Inc., each a Delaware corporation and the owner of all of the outstanding capital stock of certain of the Sellers.

              Permitted Lien: (a) Any statutory Lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Sellers' business; (b) any other Liens or imperfections in Sellers' title to any Sale Assets or properties that, individually and in the aggregate, are not material in character or amount and are not reasonably expected to materially detract from the value or materially interfere with the existing use of any of the Sale Assets; (c) Liens arising in connection with equipment or maintenance financing or leasing under the terms of the Station Agreements; (d) Liens arising pursuant to the terms of leases on Real Property or Leased Real Property which are subject to any lease or sublease to a third party; (e) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers' books in accordance with GAAP; and (f) Liens specified on the current title insurance policies for the Owned Real Property provided by Sellers to Buyer prior to the date hereof (except for Liens securing indebtedness of Sellers for borrowed money).

              Person: Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

              Proration Items: Any power and utility charges, business and license fees (including retroactive adjustments thereof), sales and service charges, commissions, special assessments, and rental payments and personal and real estate Taxes and assessments with respect to the Real Property, Taxes (except for Transfer Taxes arising from the transfer of the Assets hereunder), deposits, rights and obligations under Trade Agreements, accrued vacation, unused sick leave and other similar prepaid and deferred items and any other operating expenses incurred in the ordinary course of Sellers' business, and all operating income and revenue of the Stations. The parties acknowledge and agree that there shall be excluded from Proration Items the severance pay relating to any employee of any Seller that is payable under any severance plan or arrangement of any Seller (which severance pay shall remain the obligation of Sellers).

              SEC:  The Securities and Exchange Commission.

              Securities Act:  The Securities Act of 1933, as amended.

              Subsidiary: With respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

              Stations: The New Orleans Station, the Mobile Station, the Green Bay Station and the Honolulu Station.

              Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

              Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

              TBA: Any time brokerage agreement, local marketing arrangement, joint sales agreement, joint operating agreement, limited management agreement or other similar agreement or contract.

              Transfer Taxes: All sales, use, conveyance, recording and other similar transfer Taxes and fees applicable to, imposed upon or arising out of the sale by Sellers and the purchase by Buyer of the Stations whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon. Transfer Taxes shall in no event include any net or gross income Taxes.

              USA Broadcasting: USA Broadcasting, Inc., a Delaware corporation and Affiliate of each of the Sellers.

     1.2 ADDITIONAL DEFINED TERMS.

     As used herein, the following terms shall have the meanings defined in the section indicated below:


          Acquisition Proposal               Section 5.14
          Act                                Section 3.6(b)
          Adjustment Amount                  Section 2.7(a)
          Appraisal Report                   Section 2.6(a)
          Arbitrator                         Section 2.7(d)
          Assumed Obligations                Section 2.3(a)
          Benefit Plans                      Section 3.15(a)
          Buyer Material Contracts           Section 4.13
          Buyer SEC Reports                  Section 4.10
          Buyer's Plan                       Section 12.1(f)
          Cap                                Section 9.2(c)
          Carrying System                    Section 3.21
          Closing                            Section 8.1
          Closing Date                       Section 8.1
          Collection Period                  Section 2.8(b)
          Deductible                         Section 9.2(b)
          employee benefit plans             Section 3.15(a)
          employee pension benefit plans     Section 12.1(c)
          employee welfare benefit plans     Section 12.1(c)
          Employees                          Section 3.15(a)
          ERISA                              Section 3.15(a)
          Excluded Assets                    Section 2.2
          FCC Arbitrator                     Section 6.3(b)
          FCC Licenses                       Section 3.6(a)

          Fox Network Agreements             Section 8.2(i)
          HSR Act                            Section 5.3
          HSR Filing                         Section 5.3
          Indemnified Party                  Section 9.4(a)
          Indemnifying Party                 Section 9.4(a)
          Intellectual Property              Section 2.1(e)
          Interim Balance Sheet              Section 3.11(c)
          Leased Real Property               Section 5.18
          Maturity Date                      Section 2.5(a)(iv)
          Multiemployer Plan                 Section 3.15(c)
          Note                               Section 2.5(a)(iv)
          Owned Real Property                Section 3.9(b)
          Preliminary Adjustment Report      Section 2.7(b)
          Purchase Price                     Section 2.5(a)
          Real Property                      Section 2.1(b)
          Registration Statement             Section 5.17
          Related Persons                    Section 3.15(a)
          Retained Receivables               Section 2.8(a)
          Sale Assets                        Section 2.1
          Seller Representative              Section 2.9
          Sellers' Enforcement Costs         Section 10.2(c)
          Sellers' Liquidated Damage Amount  Section 10.2(c)
          Sellers' Plan                      Section 12.1(f)
          Shares                             Section 2.5(c)
          significant issue                  Section 6.3(b)
          Station Agreements                 Section 2.1(d)
          Stock Pledge Agreement             Section 2.5(a)(iv)
          Studio Relocation                  Section 5.16
          Survival Period                    Section 9.1
          Tangible Personal Property         Section 2.1(a)
          Trade Agreements                   Section 3.7(a)
          Transferred Employees              Section 12.1(a)

                                   ARTICLE II
                               PURCHASE AND SALE


     2.1 SALE ASSETS.

     Upon and subject to the terms and conditions provided herein, on the Closing Date, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Sellers, all of Sellers' right, title and interest in and to all tangible and intangible assets (except Excluded Assets) used by each Seller or useful by each Seller in the operation of the Stations as each has been and is now operated (the "Sale Assets"), including the following:

     (a) Tangible Personal Property. All transmitter, antenna and other broadcast equipment, studio equipment, furniture, parts, artwork, computers and office equipment, supplies, programming library and other tangible personal property owned or leased by Sellers and used in the operation of any Station, including but not limited to the items listed on Schedule 3.8, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired by Sellers between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement (the "Tangible Personal Property").

     (b) Real Property. All interests of Sellers (including, but not limited to, leaseholds) in the real estate listed on Schedule 3.9 and all fixtures and improvements thereon, together with such additional improvements and interests in real estate made or acquired between the date hereof and the Closing Date (the "Real Property").

     (c) Permits. The FCC Licenses and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Sellers or hereafter obtained by Sellers between the date hereof and the Closing Date, that are necessary for the operation of the Stations.

     (d) Fox Children's Network Payment Rights. All rights to payments made after March 31, 1997 pursuant to the Fox Children's Network Payment Rights.

     (e) Station Agreements. All rights of Sellers in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments or modifications, used or useful in the operation of any Station as of the date hereof (including, but not limited to, those listed on Schedule 3.7(b)) or made or entered into by any Seller between the date hereof and the Closing Date in compliance with this Agreement (the "Station Agreements").

     (f) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the call letters KHON(TV), KAII(TV), KAHW(TV), WLUK(TV), WALA(TV) and WVUE(TV), inventions, and any other proprietary material, process, trade secret or trade right used by any Seller in the operation of any Station, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 3.10; any additional such items acquired or used by any Seller in connection with the operation of any

Station between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (collectively, the "Intellectual Property"); provided, however, that the Intellectual Property shall not include and Sellers shall retain exclusive rights to, all right, title and interest whatsoever in or to the names "SF Broadcasting", "USA Networks", "Fox" or any derivations thereof or any signs, symbols or logos bearing the names "SF Broadcasting", "USA Networks" or "Fox".

     (g) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of any Station, including, but not limited to, any of such items stored on computer disks or tapes.

     (h) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned or used by Sellers in connection with the operation of the Stations, including but not limited to all goodwill of the Stations.

     2.2 EXCLUDED ASSETS.

     Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include the following (the "Excluded Assets"):

     (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposits, marketable securities, cash deposits made by Sellers to secure contract obligations, and all accounts receivable (except in each case to the extent Sellers receive a credit therefor under Section 2.7 and except for rights to receive payments after the date hereof pursuant to the Fox Children's Network Payment Rights);

     (b) All rights and claims of any Seller whether mature, contingent or otherwise, against third parties relating to the Assets or the Stations, whether in tort, contract, or otherwise, to the extent arising during and relating to any period prior to the Closing Date;

     (c) All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the Adjustment Amount under Section 2.7;

     (d) All Benefit Plans (other than the Assumed Plans);

     (e) Any and all claims of any Seller with respect to any Tax refunds;

     (f) All of each Seller's rights under or pursuant to this Agreement or any other rights in favor of Sellers pursuant to the other Documents;

     (g) All rights to payments made prior to the date hereof pursuant to the Fox Children's Network Payment Rights;

     (h) All loan agreements and other instruments evidencing indebtedness for borrowed money;

     (i) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

     (j) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

     (k) Sellers' corporate minute books, corporate seal, stock transfer records and other corporate records and any records relating to Excluded Assets and to liabilities other than the Assumed Obligations; and

     (l) The assets listed and identified on Schedule 2.2(l).

     2.3 ASSUMPTION OF LIABILITIES.

     (a) Buyer shall at Closing assume and agree to pay, discharge, perform and indemnify and hold Sellers harmless from and against the following Liabilities of Sellers and the Stations (collectively, the "Assumed Obligations"):

           (i) All Liabilities arising under all Station Agreements (including, without limitation, all Trade Agreements) and the FCC Licenses assigned and transferred to Buyer in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from either (A) the breach of any Station Agreement by reason of its assignment to Buyer without a required consent or (B) any other breach or default by Sellers upon or prior to Closing under any Station Agreement).

           (ii) Provided that Sellers pay Buyer the amount, if any, owed by Sellers after Closing under Section 2.7, the Assumed Obligations shall also include such other Liabilities of Sellers and the Stations to the extent, and only to the extent, the amount thereof is included as a credit to

      Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.7.

     (b) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any Liabilities of Sellers of any kind or nature, all of which Sellers shall pay, discharge and perform when due.

     2.4 EARNEST MONEY.

     (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent in immediately available funds the sum of Twenty-Five Million Dollars ($25,000,000).

     (b) The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of the parties hereto.

     (c) If Closing does not occur, the Earnest Money shall be delivered to Sellers or returned to Buyer in accordance with Section 10.2, and if Closing does occur, the Earnest Money shall be applied at Closing as provided in
Section 2.5.

     (d) If Buyer provides evidence reasonably satisfactory to Sellers demonstrating Buyer's ability to finance the purchase of the Sale Assets, Sellers shall promptly cooperate with Buyer to cause the Escrow Agent to return to Buyer Five Million Dollars ($5,000,000) of the Earnest Money.

     2.5 PURCHASE PRICE.

     (a) The purchase price for the Sale Assets ("Purchase Price") shall be Three Hundred Seven Million Dollars ($307,000,000), subject to adjustment as provided in Section 2.7, payable as follows:

           (i) An amount equal to the Earnest Money shall be paid by the Escrow Agent's disbursement of the Earnest Money to Sellers by wire transfer of immediately available funds pursuant to joint written instructions from Sellers and Buyer.

           (ii) The sum of (A) Two Hundred Fifty-Seven Million Dollars ($257,000,000) minus (B) the Earnest Money shall be paid by Buyer to Sellers on the Closing Date by wire transfer of immediately available funds pursuant to the written instructions from Sellers to Buyer.

           (iii) An additional Twenty-Five Million Dollars ($25,000,000) shall be paid by Buyer to Sellers on the Closing Date by wire transfer of immediately available funds pursuant to the written instructions from Sellers to Buyer, provided that Buyer may elect by written notice received by Sellers at least ten (10) business days prior to the Closing Date to pay such portion of the Purchase Price by the issuance to Sellers on the Closing Date of the number of shares of Common Stock equal to the quotient of Twenty-Five Million Dollars ($25,000,000) divided by the Fair Market Value as of the Closing Date, with any fractional share interest to be paid in cash based on the Fair Market Value as of the Closing Date.

           (iv) An additional Twenty-Five Million Dollars ($25,000,000) shall be paid by Buyer's execution and delivery to the Seller Representative (or the Seller Representative's designee) on the Closing Date of a Promissory Note, in the form of Exhibit A (the "Note"), in the principal amount of Twenty-Five Million Dollars ($25,000,000) due and payable, together with interest at eight percent (8.0%) per annum, on the first anniversary of the Closing Date (the "Maturity Date"). On four (4) business days prior written notice to the holder of the Note, the principal amount of the Note, together with all accrued and unpaid interest, may be prepaid in whole at any time in cash or by wire transfer of immediately available funds, without premium or penalty. The Note shall be payable by wire transfer of immediately available funds, provided that Buyer may elect by written notice received by Sellers at least ten (10) business days prior to the payment date, to make payment by issuance to the Seller Representative (or the Seller Representative's designee) of the number of shares of Common Stock equal to the quotient of the amount of the outstanding principal and accrued interest under the Note as of the payment date, divided by the Fair Market Value as of the payment date, with any fractional share interest to be paid in cash based on the Fair Market Value as of the payment date. In order to secure the obligations of Buyer under the Note, Buyer shall grant to Sellers at Closing a first priority perfected security interest in Shares as more particularly described in the Stock Pledge Agreement attached hereto as Exhibit B (the "Stock Pledge Agreement").

     (b) Sellers shall furnish Buyer wire instructions at least two (2) business days prior to the Closing Date for payments to be made by Buyer to Sellers on the Closing Date, and not later than three (3) business days after Sellers' receipt of Buyer's written request with respect to prepayment of the Note.

     (c) All shares of Common Stock issuable in payment of the Purchase Price or the Note, and all shares of Common Stock issuable as security for repayment of the Note (collectively, the "Shares") shall, as of the Closing Date and at all times thereafter until sold by Sellers, be (i) subject to Section 2.5(d), freely tradeable,

(ii) registered pursuant to a registration statement declared effective by the SEC under the Securities Act on or prior to the Closing Date and (iii) included for listing on NASDAQ.

     (d) Buyer acknowledges that Sellers would have preferred that the Purchase Price be paid entirely in cash at Closing. As an inducement to Sellers for their agreement under Section 2.5(a)(iii) to permit Buyer at Buyer's election to satisfy a Twenty-Five Million Dollar ($25,000,000.00) portion of the Purchase Price by issuance of Shares on the Closing Date (the "Initial Payment Shares"), Buyer and Sellers agree as follows:

           (i) Unless the Seller Representative notifies the Buyer in writing at or prior to Closing that the Sellers have elected to waive their rights under this Section 2.5(d) (an "IPS Waiver Notice"), the sale of the Initial Payment Shares shall be subject to the terms and conditions of this Section 2.5(d). If the Seller Representative shall provide an IPS Waiver Notice at or prior to Closing, then neither Sellers nor Buyer shall have any rights or obligations under this Section 2.5(d) in respect of any Initial Payment Shares.

           (ii) Unless the Seller Representative shall have provided an IPS Waiver Notice at or prior to Closing, Sellers shall not be entitled to sell the Initial Payment Shares during the thirty (30) day period following the Closing Date (the "IPS Lockup Period") except in accordance with this Section 2.5(d)(ii). During the IPS Lockup Period, Buyer shall be entitled to cause Sellers to sell in a commercially reasonable manner such Initial Payment Shares to such buyers and for such prices as directed by Buyer to the Seller Representative in writing at least two
      (2) business days prior to the date of any such sale, provided that (A) such sale (or sales) shall be for cash, shall close within the IPS Lockup Period and all proceeds from such sale (or sales) shall be immediately paid to the Sellers, and (B) Buyer shall pay Sellers in immediately available funds on the first business day after expiration of the IPS Lockup Period the sum of (i) the amount, if any, by which the product of
      (A) Twenty-Five Million Dollars ($25,000,000) times (B) a fraction having a numerator equal to the number of Initial Payment Shares sold during the IPS Lockup Period in accordance with this Section 2.5(d)(ii) and a denominator equal to the total number of Initial Payment Shares, exceeds the amount equal to the aggregate cash proceeds received by Sellers from such sale (or sales) after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions, plus (ii) interest on the balance of the IPS Guaranteed Amount outstanding from time to time calculated at a rate of eight percent (8%) per annum from the Closing Date until the amount in Clause (i) is paid to Sellers, provided that if no amount is payable to Sellers under foregoing Clause
      (i), such interest shall be payable on the first business day after expiration of the IPS Lockup Period. Upon Buyer's payment of the amounts payable under foregoing Clauses (i) and (ii), no further interest shall accrue or be payable upon any balance of the IPS Guaranteed Amount.

           (iii) Any Initial Payment Shares that are subject to the IPS Lockup Period but are not sold in accordance with Section 2.5(d)(ii) within the IPS Lockup Period (the "Remaining IPS Payment Shares") may be sold by Sellers after expiration of the IPS Lockup Period in any commercially reasonable manner that Sellers desire. Upon expiration of the period ("Post-IPS Lockup Period") commencing immediately after the IPS Lockup Period and ending upon the earlier of (A) the date on which all Remaining IPS Payment Shares have been sold or (B) the first anniversary of the Closing Date, Buyer shall pay to Sellers in immediately available funds the amount, if any, by which the product of (A) Twenty-Five Million Dollars ($25,000,000) times (B) a fraction having a numerator equal to the number of Remaining IPS Payment Shares sold during the Post-IPS Lockup Period and a denominator equal to the total number of Initial Payment Shares, exceeds the amount equal to the aggregate cash proceeds received by Sellers from such sale (or sales) after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions; provided that Buyer's obligation to make such payment shall be conditioned upon Sellers' submission to Buyer of a reasonably detailed and certified statement setting forth, for each sale of Remaining IPS Payment Shares during the Post-IPS Lockup Period, the per share sale price, the manner of sale, and any related trade costs, sale expenses, block trade discounts and brokerage commissions. Sellers shall have no rights against Buyer under this Section 2.5(d) with respect to any Remaining IPS Payment Shares that are not sold within the Post-IPS Lockup Period.

           (iv) As used in this Section 2.5(d), the term "IPS Guaranteed Amount" shall mean, as of any date commencing on the Closing Date and ending on the date immediately preceding the date on which the payments required under Section 2.5(d)(ii) are made, the amount, if any, by which
      (i) Twenty-Five Million Dollars ($25,000,000) exceeds as of such date
      (ii) the aggregate cash proceeds received by Sellers as of such date from any sale of Initial Payment Shares after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions.

     (e) As an inducement to Sellers for their agreement to permit Buyer at Buyer's election to pay the Note by issuance of Shares on the earlier of the maturity date or a prepayment date (the "Subsequent Payment Shares"), Buyer and Sellers agree as follows:

     (i) Unless the holder of the Note (the "Holder") notifies the Buyer in writing on or prior to the date on which the Note is paid in full by the issuance of Shares, whether on the maturity date or a prepayment date (the "Note Payment Date"), that the Holder has elected to waive its rights under this Section 2.5(e) (an "SPS Waiver Notice"), the sale of the Subsequent Payment Shares shall be subject to the terms and conditions of this Section 2.5(e). If the Holder shall provide an SPS Waiver Notice on or prior to the Note Payment Date, then neither the Holder nor Buyer shall have any rights or obligations under this Section 2.5(e) in respect of any Subsequent Payment Shares.


     (ii) Unless the Holder shall have provided an SPS Waiver Notice on or prior to the Note Payment Date, the Holder shall not be entitled to sell the Subsequent Payment Shares during the thirty (30) day period following the Note Payment Date (the "SPS Lockup Period") except in accordance with this Section 2.5(e)(ii). During the SPS Lockup Period, Buyer shall be entitled to cause the Holder to sell in a commercially reasonable manner such Subsequent Payment Shares to such buyers and for such prices as directed by Buyer to the Holder in writing at least two (2) business days prior to the date of any such sale, provided that (A) such sale (or sales) shall be for cash, shall close within the SPS Lockup Period and all proceeds from such sale (or sales) shall be immediately paid to the Holder, and (B) Buyer shall pay the Holder in immediately available funds on the first business day after expiration of the SPS Lockup Period the sum of (i) the amount, if any, by which the product of
(A) Twenty-Five Million Dollars ($25,000,000), plus all accrued interest under the Note as of the Note Payment Date (the "Payment Date Note Balance") times
(B) a fraction having a numerator equal to the number of Subsequent Payment Shares sold during the SPS Lockup Period in accordance with this Section 2.5(e)(ii) and a denominator equal to the total number of Subsequent Payment Shares, exceeds the amount equal to the aggregate cash proceeds received by the Holder from such sale (or sales) after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions, plus (ii) interest on the balance of the SPS Guaranteed Amount outstanding from time to time calculated at a rate of eight percent (8%) per annum from the Note Payment Date until the amount in Clause (i) is paid to the Holder, provided that if no amount is payable to the Holder under foregoing Clause (i), such interest shall be payable on the first business day after expiration of the SPS Lockup Period. Upon Buyer's payment of the amounts payable under foregoing Clauses (i) and (ii), no further interest shall accrue or be payable upon any balance of the SPS Guaranteed Amount.

     (iii) Any Subsequent Payment Shares that are subject to the SPS Lockup Period but are not sold in accordance with Section 2.5(e)(ii) within the SPS Lockup Period (the "Remaining SPS Payment Shares") may be sold by the Holder after expiration of the SPS Lockup Period in any commercially reasonable manner that the Holder desires. Upon expiration of the period ("Post-SPS Lockup Period") commencing immediately after the SPS Lockup Period and ending upon the earlier of (A) the date on which all Remaining SPS Payment Shares have been sold or (B) the first anniversary of the Note Payment Date, Buyer shall pay to the Holder in immediately available funds the amount, if any, by which the product of (A) the Payment Date Note Balance times (B) a fraction having a numerator equal to the number of Remaining SPS Payment Shares sold during the Post-SPS Lockup Period and a denominator equal to the total number of Subsequent Payment Shares, exceeds the amount equal to the aggregate cash proceeds received by the Holder from such sale (or sales) after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions; provided that Buyer's obligation to make such payment shall be conditioned upon the Holder's submission to Buyer of a reasonably detailed and certified statement setting forth, for each sale of Remaining SPS Payment Shares during the Post-SPS Lockup Period, the per share sale price, the manner of sale, and any related trade costs, sale expenses, block trade discounts and brokerage commissions. The Holder shall have no rights against Buyer under this Section 2.5(e) with respect to any Remaining SPS Payment Shares that are not sold within the Post-SPS Lockup Period.

     (iv) As used in this Section 2.5(e), the term "SPS Guaranteed Amount" shall mean, as of any date commencing on the Note Payment Date and ending on the date immediately preceding the date on which the payments required under Section 2.5(e)(ii) are made, the amount, if any, by which (i) the Payment Date Note Balance exceeds as of such date (ii) the aggregate cash proceeds received by the Holder as of such date from any sale of SPS Payment Shares after deduction for all trade costs, sale expenses and block trade discounts, but without any deduction for brokerage commissions.

     2.6 ALLOCATION OF THE PURCHASE PRICE.

     (a) Sellers and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the Purchase Price among the Sale Assets which, if agreed upon within sixty (60) days after the date hereof, will be incorporated in a schedule to be executed by the parties prior to or at Closing. If Sellers and Buyer are unable to agree on such allocation within such sixty (60) day period, Sellers and Buyer agree to retain the Appraisal Firm to appraise the classes of Sale Assets of each Station. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Sale Assets of each Station and to deliver a report to Sellers and Buyer as soon as reasonably practicable (the "Appraisal Report"). Buyer and Sellers shall each pay one-half of the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated.

     (b) Buyer and Sellers each agree to report such allocation, whether agreed upon or as provided for in the Appraisal Report, to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-IT and to use such allocation for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise Taxes.

     2.7 ADJUSTMENT OF PURCHASE PRICE.

     (a) As used herein, "Adjustment Amount" means adjustments to the Purchase Price customary in television and radio broadcast station transactions for Proration Items to reflect that all Proration Items of such Stations shall be apportioned between Buyer and Sellers in accordance with the principle that Sellers shall receive the benefit of or credit for all revenues, refunds, the portion of deposits and prepaid expenses allocable to the period from and after the Closing Date, and shall be responsible for all expenses, costs and Liabilities, allocable to the conduct of the businesses or operations of the Stations for the period prior to the Closing Date, and Buyer shall receive the benefit of or credit for all revenues and refunds, and shall be responsible for all expenses, costs and Liabilities, allocable to the conduct of the businesses or operations of such Stations from and after the Closing Date; provided, however, that there shall be no adjustment or proration for any negative or positive net trade balance for the Stations (taken as a whole) except to the extent that any such trade balance (whether positive or negative) exceeds $50,000 for the Stations (taken as a whole); provided, further, that with respect to programming agreements, only those payments due and payable during the month in which the Closing occurs which relate to programming to be broadcast during such month shall be prorated. All determinations of the Adjustment Amount shall be made in accordance with generally accepted accounting principles consistently applied for the period prior to the Closing Date; provided that in determining the Adjustment Amount, Buyer shall be given a credit equal to the total amount of payments received by Sellers during the period from the date hereof to the Closing Date pursuant to the Fox Children's Network Payment Rights.

     (b) Three (3) business days prior to the Closing Date, Sellers shall provide Buyer with a statement (the "Preliminary Adjustment Report") setting forth Sellers' reasonable and good faith estimate of the Adjustment Amount.
The portion of the Purchase Price payable at Closing pursuant to Section 2.5(a)(ii) shall be reduced or increased by, as the case may be, the Adjustment Amount.

     (c) During the 120-day period after the Closing Date, Sellers, Buyer and their respective accountants shall review the Preliminary Adjustment Report and the books and records of Sellers related to the report, and Buyer and Sellers will in good faith seek to reach agreement on the computation of the Adjustment Amount. If agreement is reached within one hundred twenty (120) days after the Closing Date, then upon reaching such agreement, Sellers shall pay to Buyer the amount by which the agreed Adjustment Amount is less than, or Buyer shall pay to Sellers the amount by which the agreed Adjustment Amount is greater than, the Adjustment Amount indicated in the Preliminary Adjustment Report.

     (d) If Sellers and Buyer fail to reach agreement on the Adjustment Amount within one hundred twenty (120) days after the Closing Date, then the New York, New York office of Price Waterhouse L.L.P. (the "Arbitrator") shall make the determination. Sellers and Buyer shall each inform the Arbitrator in writing of their respective determinations of the Adjustment Amount and each of its components and shall make readily available to the Arbitrator any books, records and work papers relevant to the Arbitrator's determination. The Arbitrator shall be instructed to complete its determination within thirty (30) days after the date of its engagement and upon completion to inform the parties in writing of its determination of the Adjustment Amount, the basis for its determination, whether Buyer's or Sellers' written position as to the Adjustment Amount is closer to its own determination, and whether its own determination of the Adjustment Amount is within plus or minus ten percent (10%) of the average of the written positions of Buyer and Sellers as to the Adjustment Amount. The determination by the Arbitrator in accordance with this section shall be final and binding on the parties for purposes of this section. Within five (5) days after the Arbitrator's delivery to the parties of its written determination of the Adjustment Amount, Sellers shall pay to Buyer the amount by which the Adjusted Amount is determined by the Arbitrator is less than, or Buyer shall pay to Sellers the amount by which the Adjustment Amount determined by the Arbitrator is greater than, the Adjustment Amount indicated in the Preliminary Adjustment Report.

     (e) If the Arbitrator determines that the written position of Buyer as to the Adjustment Amount is closer to its own determination, Sellers shall pay the fees and disbursements of the Arbitrator. If the Arbitrator determines that the written position of Sellers as to the Adjustment Amount is closer to its own determination, Buyer shall pay the fees and disbursements of the Arbitrator. However, if the Arbitrator's determination of the Adjustment Amount is within plus or minus ten percent (10%) of the average of the written positions of Buyer and Sellers, Sellers and Buyer shall each pay one-half of the Arbitrator's fees and disbursements.

     (f) Concurrently with any payment required under foregoing Subsection (c) or (d), the payor shall pay the payee interest on the payment at eight percent (8.0%) per annum from the Closing Date until the date on which the payment is made.

     2.8 ACCOUNTS RECEIVABLE.

     (a) Within ten (10) days after the Closing Date, Sellers shall furnish to Buyer a true and complete list of Sellers' accounts receivable (other than non-cash receivables under Trade Agreements and unpaid amounts under the Fox Children's Network Payment Rights) arising from the operation of the Stations prior to the Closing Date in the ordinary course of business (the "Retained Receivables"), which list shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

     (b) For a period of one hundred twenty (120) days after the Closing Date (the "Collection Period"), Buyer will, without charge to Sellers, use its usual and customary procedures to collect the Retained Receivables as Sellers' agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts, and (ii) Buyer's obligation to act as Sellers' agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Retained Receivables, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor in writing identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

     (c) Every four weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Sellers a statement showing all collections of Retained Receivables made on behalf of Sellers since the last previous report and shall pay such collections to Sellers by check at the time such statement is delivered.

     (d) Sellers shall not engage in any collection efforts against account debtors under the Retained Receivables during the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Subsection (b).

     (e) Buyer shall not, without Sellers' prior written consent, compromise or settle for less than full value any of the Retained Receivables unless Buyer pays Sellers the full amount of any deficiency. Buyer shall be entitled to purchase from Sellers any Retained Receivable for such amount as the parties may agree at any time during or at the expiration of the Collection Period.

     (f) Buyer shall have no right to set-off any amounts collected for Retained Receivables for any amounts owed to Buyer from Sellers, except that Buyer shall be entitled to offset and retain from its collection of the Retained Receivables certain amounts for capital expenditures and other items as and to the extent set forth on Schedule 2.8.

     2.9 SELLER REPRESENTATIVE.

     Each of the Sellers hereby appoints SF Broadcasting of Honolulu, Inc. as the seller representative (the "Seller Representative") and agrees that the Seller Representative shall have the authority, on behalf of each of the Sellers, to: (a) receive amounts payable to any of the Sellers (including the Shares), and give discharge and provide receipts with respect thereto, (b) execute and deliver any documents or agreements necessary or desirable in connection with the transactions contemplated by the Agreement, (c) give and receive notices, instructions and other communications under the Agreement; and
(d) take such
other action with respect to the Agreement or any other Document as the Seller Representative may deem necessary or appropriate. To further effect the foregoing, each Seller upon request of the Seller Representative shall execute a power of attorney designating the Seller Representative his attorney-in-fact for the purposes set forth in this Section.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers, jointly and severally, represent and warrant to Buyer as follows:

      3.1 ORGANIZATION, GOOD STANDING AND CORPORATE POWER.

      Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own, operate and lease its Sale Assets and carry on its business. Each Seller is duly licensed, qualified to do business and in good standing as a foreign corporation under the laws of the jurisdiction(s) listed in Schedule 3.1.

      3.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

      Each Seller has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of Sellers. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Sellers. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms.

      3.3 ABSENCE OF CONFLICTS. Except as set forth on Schedule 3.3, the execution, delivery and performance by Sellers of this Agreement and the other Documents, and consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of,
      (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Sale Assets under, the provisions of the articles or certificate of incorporation or by-laws of Sellers, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Sellers are bound or affected, or any law, statute, rule, judgment, order or decree to which Sellers are subject.

      3.4 CONSENTS. Except as set forth on Schedule 3.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Sellers of this Agreement and the other Documents, and consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

      3.5 SALE ASSETS; TITLE.

      The Sale Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in or material to the operation of the Stations, with the exception of the Excluded Assets. Sellers have good and marketable title to, or a valid lessee's or licensee's interest in, all of the Sale Assets free and clear of all Liens except (i) Liens described on Schedule 3.5 which Sellers shall cause to be released prior to Closing and (ii) Permitted Liens.

      3.6 FCC LICENSES.

      Except as set forth on Schedule 3.6:

     (a) One of the Sellers is the valid and legal holder of each of the licenses, permits and authorizations of the FCC listed on Schedule 3.6 for the operation of the Stations (the "FCC Licenses"). The expiration date of the term of each FCC License is shown on Schedule 3.6.

     (b) The FCC Licenses (i) are valid, subsisting and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies under the FCC thereunder (collectively, the "Act"), and (ii) constitute all the licenses and authorizations, including amendments and modifications thereto, issued by the FCC to such Seller for or in connection with the operation of such Station.

     (c) Other than as set forth in the FCC Licenses, none of the FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of the Stations as now conducted by Sellers, and as of the Closing Date, none of the FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of the Stations as they are currently operated.

     (d) The Stations are being operated by Sellers in all material respects in accordance with the terms and conditions of the FCC Licenses, the Act and the rules and regulations of the FCC applicable to it, including but not limited to those pertaining to RF emissions.

     (e) Except as set forth in Schedule 3.6, no applications, complaints or proceedings are pending or, to the knowledge of Sellers, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station or its operation, other than actions or proceedings affecting the television broadcasting industry in general.

     (f) Sellers have complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Stations, and all such reports, applications and documents are true, correct and complete in all material respects.

     (g) Other than actions or proceedings affecting the television broadcasting industry in general, Sellers have no knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC against Sellers, or (ii) which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the assignment to Buyer (assuming Buyer is qualified to hold the FCC Licenses) of any FCC License or the imposition of any Material Adverse FCC Condition in connection with approval of the transfer to Buyer of any FCC License (other than with respect to the continuation of the satellite waiver in Hawaii).

     (h) There are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operation.

     (i) True, complete and accurate copies of all FCC Licenses have been delivered by Sellers to Buyer's FCC counsel.

     (j) Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of each Station by Sellers of the Stations as they are currently being operated.

     3.7 STATION AGREEMENTS.

     (a) Schedule 3.7(a) lists in summary manner all agreements, contracts, understandings and commitments as of the date indicated thereon for the sale of time on a Station for other than monetary consideration ("Trade Agreements"), and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the estimated financial value of the goods or services to be received by a Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, have been made available to Buyer.

     (b) Schedule 3.7(b) lists all the following types of agreements used in or relating to the operation of any Station:

     (i) Agreements for sale of broadcast time on a Station for monetary consideration as of March 24, 1998, other than such agreements entered into in the ordinary course of business involving broadcast time of less than Twenty-Five Thousand Dollars ($25,000);

     (ii) All network affiliation agreements;

     (iii) All sales agency or advertising representation contracts;

     (iv) Each antenna, office and studio lease and any other lease of real property (including a description of the property leased thereunder);

     (v) All collective bargaining agreements, employment agreements and agreements with independent contractors;

     (vi) All programming agreements;

     (vii) Any other agreement (other than Trade Agreements) involving a commitment by any party thereto with a fair market value of, or requiring any party thereto to pay over the life of the contract, more than One Hundred Thousand Dollars ($100,000); and

     (viii) Any other agreement that is material to the business, operations or financial condition of any Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements thereto, have been made available to Buyer. The Station Agreements (other than Trade Agreements) that are not listed on Schedule 3.7(b) do not involve commitments by parties thereto with an aggregate fair market value of more than One Hundred Thousand Dollars ($100,000) for any Station.

     (c) Schedule 3.7(c) lists all of the contracts and agreements used in or relating to the operation of any Station to which an Affiliate of any Seller is a party. True and complete copies of those in writing have been delivered to Buyer, and summaries of those that are oral are set forth on Schedule 3.7(c).

     (d) Except as set forth in the Schedules hereto, (i) all Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station are valid and in full force and effect; (ii) no Seller or, to the knowledge of any Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station; (iii) no Seller or any Affiliate of any Seller has granted or been granted any material waiver or forbearance with respect to any Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station; (iv) Sellers hold the right to enforce and receive the benefits under all the Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) except as set forth on Schedule 3.3, none of the rights of Sellers or any Affiliate of Sellers under Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 3.3, no consent or approval by any party to Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of any Station is required thereunder for the consummation of the transactions contemplated hereby.

     (e) As of the date of this Agreement, Sellers have received less than Ten Thousand Dollars ($10,000) in the aggregate during the preceding twelve (12) months pursuant to the Fox Children's Network Payment Rights.

     3.8 TANGIBLE PERSONAL PROPERTY.

     (a) Schedule 3.8 lists, as of the date of this Agreement, all Tangible Personal Property (other than Excluded Assets, office supplies and other incidental items) material to the conduct of the business and operations of any Station in the manner in which it is now operated and having a book value in excess of Seven Thousand Five Hundred Dollars ($7,500).

     (b) The equipment constituting a part of the Tangible Personal Property used in or necessary for the operation of any Station in the manner in which it is now operated by Sellers has been properly maintained prior to the date hereof in all material respects in accordance with the manufacturers' recommendations and industry practices as of the date hereof, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies as of the date hereof in all material respects with the Act and other applicable laws, rules, regulations and ordinances.

     3.9 REAL PROPERTY.

     (a) The list of Real Property set forth on Schedule 3.9 is a true and correct list of all of the interests in real estate which any Seller holds or which are used to any material extent in the operation of any Station in the manner in which it has been and is being operated by Sellers as of the date of this Agreement.

     (b) Sellers hold good and marketable fee simple title to each parcel of Real Property listed in Schedule 3.9 as owned by a Seller (the "Owned Real Property") free and clear of any Liens except (i) Liens described on Schedule
3.5 which Sellers shall cause to be released prior to Closing, and (ii) Permitted Liens. To Sellers' knowledge, except as set forth on Schedule 3.9, there is no pending, threatened or contemplated action to take by eminent domain or to condemn any of the Real Property.

     (c) Each lease (including all amendments, modifications and supplements thereto) under which a Seller leases any interest in any of the Real Property, including, but not limited to, any Station Agreement under which any Seller uses a transmitter or antenna site (the "Leased Real Property") is described on
Schedule 3.7(b) (each, a "Real Property Lease"), and except as set forth on such Schedule, such Seller holds good and marketable title to the lessee's interest under each Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Real Property Leases, including all amendments, modifications and supplements thereto, have been delivered to Buyer.

     (d) Except as set forth on the Schedules hereto, (i) each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) no Seller nor, to the knowledge of any Seller, any other party thereto, is in material breach of or in material default under any Real Property Lease; (iii) to the knowledge of Sellers, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Real Property Lease, nor has any Seller received written notice alleging or stating that any such event has occurred unless such event has been cured; (iv) none of the rights of any Seller under any Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Real Property Lease is required thereunder for the consummation of the transactions contemplated hereby; and
(vi) no Seller has granted or been granted any material waiver or forbearance with respect to any Real Property Lease.

     (e) All improvements on the Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Stations operating thereon as conducted by Sellers as of the date of this Agreement except for any instances of any non-compliance which do not or will not in the aggregate have a Material Adverse Effect. Each Seller's improvements on any Real Property are in good working condition and repair (subject to ordinary wear and tear).

     3.10 INTELLECTUAL PROPERTY.

     Schedule 3.10 lists all trade names, trademarks, service marks, copyrights and patents included in the Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed on Schedule 3.10:

     (a) To the knowledge of Sellers, Sellers own, free and clear of Liens, all right and interest in, and right and authority to use in connection with the conduct of the business of the Stations as presently conducted. To the knowledge of Sellers, all of the Intellectual Property listed on Schedule 3.10, and all of the rights and properties constituting a part of the Intellectual Property, are in full force and effect as of the date of this Agreement;

     (b) As of the date of this Agreement, there are no outstanding or, to the knowledge of Sellers, threatened judicial or adversary proceedings with respect to any of the Intellectual Property;

     (c) Sellers have not granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof;

     (d) As of the date of this Agreement, Sellers have no knowledge of any infringement or unlawful use of any of the Intellectual Property;

     (e) As of the date of this Agreement, Sellers have not violated any provisions of the Copyright Act of 1976, 17 U.S.C. Section 101, et. seq., in any material respect. Sellers have filed all notices and statements of account and have made all payments that are required in connection with the transmission by Sellers of any television or other signals prior to the date of this Agreement, except for failures to file or pay that would not have a Material Adverse Effect; and

     (f) Sellers have delivered to Buyer copies of all state or federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

     3.11 FINANCIAL STATEMENTS.

     Sellers have delivered to Buyer:

     (a) The audited balance sheets of the Parent Entities as of December 31, 1997 and 1996;

     (b) The audited statements of operations of the Parent Entities for the years ended December 31, 1997 and 1996;

     (c) The unaudited balance sheet of each Station as of February 28, 1998 (the "Interim Balance Sheet"); and

     (d) The unaudited statement of operations of each Station for the interim period ended February 28, 1998.

All such statements (i) are in accordance in all material respects with the books and records of the applicable Stations and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the assets and liabilities of such Station(s) as of the dates stated and accurately reflect in all material respects the results of operations of such Station(s) for the periods covered by the statements, with the exceptions that (A) statements of cash flows are not included, (B) federal income tax, expense or benefit are not shown, (C) such statements do not contain the disclosures required by generally accepted accounting principles in notes accompanying financial statements, and (D) the interim statements are subject to normal year-end adjustments.

     3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since the date of the Interim Balance Sheet, other than as described on
Schedule 3.12:

     (a) There has not been any damage, destruction or other casualty loss with respect to the Sale Assets (whether or not covered by insurance) which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

     (b) No Seller or any Station has suffered any adverse change or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     (c) No Seller has:

     (i) amended or terminated any Station Agreement set forth on Schedule 3.7(a), 3.7(b) or 3.7(c) except in the ordinary course of business;

     (ii) mortgaged, pledged or subjected to any Lien, any of the Sale Assets, except for Permitted Liens;

     (iii) acquired or disposed of any Sale Assets or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

     (iv) entered into any agreement, commitment or other transaction other than in the ordinary course of business;

     (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

     (vi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

     (vii) entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of any Seller; or

     (viii) operated its business other than in the ordinary course.

     3.13 LITIGATION.

Except as described in Schedule 3.13, as of the date hereof (a) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of any Seller, threatened against any Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to any Station or the Sale Assets;
(b) no Seller or, to the knowledge of any Seller, any of the officers or employees of any Seller, has been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at any Station or with any Seller; and (c) no Seller or any properties or assets of any Seller or, to the knowledge of any Seller, any officer or employee of any Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business, of any Seller, which, individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect or materially impair the ability of any Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

     3.14 LABOR MATTERS.

     (a) Except as listed on Schedule 3.14(a):

     (i) To each Seller's knowledge, no present or former employee or independent contractor of any Station has a pending claim or charge which has been asserted or threatened against any Seller for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis;
(F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or
(H) any violation of occupational safety or health standards.

     (ii) There is not pending or, to the knowledge of any Seller, threatened against any Seller any labor dispute, strike or work stoppage that affects or interferes with, or is likely to affect or interfere with, the operation of any Station, and no Seller has knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Station. There are no material unresolved unfair labor charges against any Seller. No Seller has experienced any strike, work stoppage or other similar significant labor difficulties within the twelve (12) months preceding the date hereof.

     (b) Except as set forth on Schedule 3.7(b), (i) no Seller is a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of any Station, (ii) no Seller has agreed to recognize any union or other collective bargaining unit with respect to any employees of any Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of any Station.

     (c) Schedule 3.14(c) sets forth a true and complete list, as of the date set forth on such list, of all persons employed by any Seller or at any Station, and states for each such employee the current level of compensation payable to such employee, the termination pay or other severance benefits, if any, that may be payable to such employee upon termination of employment, and whether such employee is employed under a written contract. A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of each Station has been made available to Buyer.

     3.15 EMPLOYEE BENEFIT PLANS.

     (a) All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of any Seller or any Station or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and dependents herein referred to collectively as the "Employees") which are or have been established or maintained and are currently in effect, or to which contributions are being made by any Seller or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with any Seller under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which any Seller or any Related Person is obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements

(collectively, the "Benefit Plans"), are disclosed in Schedule 3.15. Except pursuant to a Benefit Plan disclosed in Schedule 3.15 or any agreements disclosed in Schedule 3.7(b), no Seller has fixed or contingent liability or obligation to any of the Employees or to any person whose services are or were provided as an independent contractor to any Seller or any Station.

     (b) All Benefit Plans (other than the Assumed Plans, with respect to which this representation is limited to Sellers' knowledge) have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. No Seller or any Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against Buyer, any Station or the Sale Assets.

     (c) Other than the Assumed Plans, no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

     (d) No Seller or any Related Person has, to Sellers' knowledge, incurred or expects to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of any Seller or one employer with any Seller under Section 4001 of ERISA.

     (e) All contributions required to have been made by each Seller under the terms of any Benefit Plan or applicable law have been timely made.

     (f) No Seller has any unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan other than continuation coverage required by law; provided, however, that this representation shall be limited to Seller's knowledge to the extent it relates to the Assumed Plans.

     (g) No Seller or any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to Sellers' knowledge, no event or condition has occurred or exists which would result in any such material liability to any Seller.

     3.16 COMPLIANCE WITH LAW.

Each Seller has operated and is operating the applicable Station in all material respects in compliance with the Act and all other federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and such Seller has not received any notice of noncompliance pertaining to such Seller's operation of such Station that has not been cured.

     3.17 TAX RETURNS AND PAYMENTS.

     (a) Except as set forth in Schedule 3.17, each Seller has accurately prepared in all material respects and is not delinquent in the filing of any Tax Returns required to be filed by such Seller, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by such Seller or chargeable as a Lien upon its assets have been paid, except for any such Taxes that are being contested in good faith for which adequate reserves have been made on Sellers' financial statements.

     (b) Except as set forth in Schedule 3.17, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against any Seller, (ii) no Seller has received notice of any such deficiency, delinquency or default, and (iii) to each Seller's knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to such Seller's knowledge, there is no reasonable basis for any such assertion.

     (c) No Tax is required to be withheld by Buyer pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

     (d) Each Seller has withheld any Tax required to be withheld by such Seller under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Seller.

     3.18 ENVIRONMENTAL MATTERS.

     (a) Except as set forth on Schedule 3.18, Sellers have obtained all environmental, health and safety permits necessary for the operation of the Stations, all such permits are valid and in full force and effect, and Sellers are in compliance in all material respects with all terms and conditions of such permits.

     (b) Except as set forth on Schedule 3.18, there is no proceeding pending or, to Sellers' knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of any Station, and to Sellers' knowledge there is no basis for any such proceeding.

     (c) Except as set forth on Schedule 3.18, Sellers have operated and are operating in all material respects in compliance with all federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to Sellers and relating to environmental matters.

     (d) Except as set forth on Schedule 3.18, to Sellers' knowledge, there are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 3.18, Sellers do not own or use any electrical or other equipment containing polychlorinated biphenyls.

     (e) For the purposes of this Section 3.18, "hazardous materials" shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law. For purposes of this Section 3.18, "environmental law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

     (f) Except as set forth on Schedule 3.18, with respect to the operation of any Station, Sellers have not filed or been required to file any notice under any applicable law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment that has or reasonably can be expected to have a Material Adverse Effect, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601, et seq. ("CERCLA") or any other applicable environmental law or regulation has been or was required to be filed.

     (g) Except as set forth on Schedule 3.18, Sellers have not received any notice letter under CERCLA or any other written notice and there is no investigation pending, or to Sellers' knowledge threatened, to the effect that Sellers have or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon, nor to Sellers' knowledge does there exist any basis for such investigation.

          3.19 BROKER'S OR FINDER'S FEES.

Except for R.P. Companies, Inc. the fees and charges of which will be paid by Sellers simultaneously with Closing, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Seller or any Affiliate of any Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

          3.20 INSURANCE.

There is now in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all tangible Sale Assets and public liability and broadcaster's liability insurance, all in reasonable commercial amounts.

          3.21 CABLE TELEVISION TRANSMISSION.

To Sellers' knowledge, Schedule 3.21 lists each cable television system on which the signal of any Station is currently being carried (each, a "Carrying System"). To Sellers' knowledge, except as set forth in Schedule 3.21, (a) the carriage of each Station on a listed Carrying System is pursuant to a valid and enforceable retransmission consent agreement, (b) Sellers have not agreed to reimburse any cable television system for any copyright royalties in respect of carriage of the signal of any Station, (c) no cable system has advised any Seller or any Station of any signal quality or copyright indemnity or other prerequisite to cable carriage of any Station's signal, and (d) no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

          4.1 ORGANIZATION AND GOOD STANDING.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

          4.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

Buyer has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      4.3 ABSENCE OF CONFLICTS.

Except for obtaining the FCC Orders and any necessary clearances or approvals under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of incorporation or by-laws of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

      4.4 CONSENTS.

Except for obtaining the FCC Orders and any necessary clearances or approvals under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other Person.

      4.5 BROKER'S OR FINDER'S FEES.

No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

      4.6 LITIGATION.

There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

     4.7 BUYER'S QUALIFICATION.

     (a) Buyer is, and pending Closing will remain, legally, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Stations. Buyer has no knowledge of matters which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the transfer to Buyer of any FCC License or the imposition of any Material Adverse FCC Condition in connection with approval of the transfer to Buyer of any FCC License. To Buyer's knowledge, and except for FCC approval of Buyer's continued operation of KAII(TV) and KAHW(TV) as satellite television stations, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

     (b) As of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications, neither Buyer nor any Affiliate of Buyer (a) owns, controls or operates any television or radio station located in any DMA in which a Station is located; (b) has any direct or indirect interest, including, without limitation, any equity, debt, security or any other financial interest, whether or not "attributable" (as defined in the rules and regulations of the FCC), or management interest, in (i) any television or radio station located in any DMA in which a Station is located, or (ii) any applicant seeking to construct or acquire, by assignment of license or transfer of control, any such television or radio station (an "Applicant"); or (c) is a party to any TBA with a television or radio station located in any DMA in which a Station is located, or with any Applicant. Buyer acknowledges and agrees that the representations set forth in this Section 4.7(b) shall take into account and include (a) the consummation of any proposed or pending acquisition (as of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications) of television or radio stations (including the acquisition of the Stations) by Buyer or any Affiliate of Buyer or any Applicant, and (b) any TBA or proposed or pending TBA (as of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications) to which Buyer or any Affiliate of Buyer is or may become a party.

     4.8 ADEQUACY OF FINANCING.

Buyer, as of the Closing, will have adequate funds to enable Buyer to consummate the transactions contemplated hereby.

     4.9 CAPITALIZATION; BUYER STOCK.

All of the Shares issuable to the Seller Representative in accordance with this Agreement (or pledged to the Seller Representative under the Stock Pledge Agreement) will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and will be delivered free and clear of all Liens and may be freely resold or transferred by the Seller Representative.

     4.10 SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Buyer has filed all forms, reports, statements and other documents required to be filed with the SEC since December 1, 1997, and has heretofore made available to Sellers, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K and (v) all other reports or registration statements filed by Buyer (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (A) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Buyer SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Buyer and its subsidiaries for the periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

     (c) Since November 30, 1997, there has not been any change in the assets, business or operations of Buyer, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, a material adverse effect on Buyer.

     4.11 MATERIAL CONTRACTS.


     All agreements filed as exhibits to Buyer SEC Reports and each agreement that would have been required to be filed as an exhibit to Buyer SEC Reports if such agreement had been entered into prior to the date of filing any such Buyer SEC Report (collectively, the "Buyer Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and has not (and Buyer has no knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Buyer Material Contract, except for defaults which would not reasonably be expected to have a material adverse effect on Buyer.

     4.12 WARN ACT.

     Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the employees of the Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Act of 1988, as amended.

     4.13 NO OUTSIDE RELIANCE.


     Buyer has not relied and is not relying on any statement, representation or warranty other than those made in this Agreement, the Schedules hereto or the certificates to be delivered to Buyer at the Closing pursuant to this Agreement. Buyer is not relying on any projections or other predictions contained or referred to in materials that have been or may hereafter be provided to Buyer or any of its Affiliates, agents or representatives, and Sellers make no representations or warranties with respect to any such projections or other predictions.


                                   ARTICLE V
                                OTHER COVENANTS


     5.1 CONDUCT OF THE STATIONS' BUSINESS PRIOR TO THE CLOSING DATE.

     Sellers covenant and agree with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall:

     (a) Operate each Station in the ordinary course of business, including (i) incurring promotional expenses consistent with the amount currently budgeted,
(ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace Assets that are damaged or destroyed, (iii) using reasonable commercial efforts to preserve each Station's present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for each Station consistent in all material respects with the type and quantity of each Station's programming as of the date hereof, and (iv) continuing each Station's usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

     (b) Operate each Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of the FCC Licenses, all applicable rules and regulations of the FCC, and all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of such Station;

     (c) Maintain Sellers' books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

     (d) Promptly notify Buyer in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Station Agreements which would, individually or in the aggregate, have a Material Adverse Effect;

     (e) Timely comply in all material respects with the Station Agreements which are, individually or in the aggregate, material to the Sale Assets or the operations, financial condition or results of operations of any Station;

     (f) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that are in the ordinary course of business consistent with past practice;

     (g) Not amend, enter into, renew or extend any antenna lease, programming agreement, or network affiliation agreement; and not enter into or amend any employment contracts or other Station Agreements except on terms comparable to those of Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practice;

     (h) Maintain its technical equipment currently in use in good operating condition and repair, except for ordinary wear and tear;

     (i) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of any Seller or Station, except in the ordinary course of business consistent with past practice;

     (j) Not introduce any material change with respect to the operation of any Station including, without limitation, any material changes in the percentages of types of programming broadcast by such Station or any other material change in such Station's programming policies, except as required by law;

     (k) Not engage in any business other than the operation of the Stations and business activities directly related thereto;

     (l) Not enter into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of any Seller;

     (m) Not voluntarily enter into any collective bargaining agreement applicable to any employees of any Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of any Station to provide that it shall be binding upon any "successor" employer or such employees;

     (n) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement;

     (o) Consult with Buyer regarding extension or modification of current programming and acquisition of new or additional programming; and

     (p) Use commercially reasonable efforts to effect the relocation of the Honolulu Station's office and studio space in a manner that will not materially interfere with the operation of the Honolulu Station, and consult with Buyer regarding the material aspects of such relocation.

     5.2 NOTIFICATION OF CERTAIN MATTERS.

     Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

     5.3 HSR FILING.

     Within ten (10) business days after the execution of this Agreement, Sellers and Buyer shall make the filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with the transactions contemplated by this Agreement (the "HSR Filing").

     5.4 FCC FILING.

     As promptly as practicable following execution of this Agreement and in no event more than five (5) business days after the execution of this Agreement, Sellers and Buyer shall file all necessary applications with the FCC and take all commercially reasonable actions as shall be necessary and proper to obtain promptly the FCC Orders without a Material Adverse FCC Condition and to cause each of the FCC Orders to become a Final Action as soon as practicable.

     5.5 TITLE; ADDITIONAL DOCUMENTS.

     At the Closing, Sellers shall transfer and convey to Buyer good and marketable title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Sellers shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement, which documents shall be in a form reasonably acceptable to Buyer and Sellers. Buyer shall execute or cause to be executed such documents, in addition to those delivered at Closing as may be necessary to confirm Buyer's assumption of the Assumed Obligations and issuance of the Shares free and clear of all Liens, which documents shall be in a form reasonably acceptable to Buyer and Sellers.

     5.6 OTHER CONSENTS.

     Sellers and Buyer shall each use their commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Station Agreements; provided that neither Sellers nor Buyer shall be required to make any financial accommodation to a third party in order to obtain any such consent or waiver (other than payment of any amount otherwise due such third party).

     5.7 INSPECTION AND ACCESS.

     Sellers will, prior to the Closing Date, make available the assets, books, accounting records, correspondence and files of Sellers (to the extent related to the operation of the Stations) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Stations. Furthermore, Sellers will be required to provide such access only during two (2) time periods, each of which will last no more than three (3) consecutive business days. Sellers will furnish to Buyer monthly unaudited financial statements of Seller prepared in a manner consistent with the unaudited statements identified in Section 3.12. Sellers will furnish to Buyer such additional financial and operating data and other available information regarding Sellers as Buyer may reasonably request. Those books, records and files the possession of which is not being transferred to Buyer pursuant to this Agreement which relate to the Sale Assets shall be preserved and maintained by Sellers for four (4) years after the Closing and those books, records and files relating to the Sale Assets the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of four (4) years after the Closing. Each such party shall give to the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as may be reasonably requested by the other party.

     5.8 CONFIDENTIALITY.

     Subject to Section 5.16, all information delivered or made available to Buyer or Buyer's representatives or otherwise disclosed in writing by Sellers (or their representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent that such information (a) was otherwise publicly available when received, (b) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (c) is required to be disclosed to a governmental authority, (d) is required by law or the rules of any stock exchange to be disclosed or (e) to the extent such duty as to confidentiality is waived in writing by Sellers.

     5.9 PUBLICITY.

     The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as required by law or applicable regulations.

     5.10 MATERIAL ADVERSE CHANGE.

     Buyer and Sellers will promptly notify the other party of any event of which Buyer or Sellers, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

     5.11 REASONABLE BEST EFFORTS.

     Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     5.12 FCC REPORTS AND APPLICATIONS.

     Sellers shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Stations.
In addition, Sellers shall timely file all applications necessary for renewal of any of the FCC Licenses, shall prosecute each such application with diligence, shall in each case seek renewal for a full term, and shall diligently oppose any objection to, appeal from or petition to reconsider the grant of any such renewal application.

     5.13 TAX RETURNS AND PAYMENTS.

     Sellers will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Sellers with respect to the Stations prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Sellers.

     5.14 NO SOLICITATION.

     From the date hereof until the earlier of Closing or termination of this Agreement, no Seller or any Affiliate of any Seller shall directly or indirectly
(a) knowingly solicit or encourage submission of any proposal or offer from any person relating specifically to the acquisition or purchase of any interest in any Seller or any material assets of any Seller or any merger, consolidation or other business combination with any Seller (each an "Acquisition Proposal"), or
(b) otherwise knowingly assist or negotiate with any person with respect to an Acquisition Proposal. Sellers shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

    5.15 CERTIFIED RESOLUTIONS.

     (a) Within fifteen (15) business days after the date hereof, Sellers shall furnish Buyer with (i) certified resolutions of the board of directors of Sellers and the Shareholders of Sellers evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) certified resolutions of the board of directors of USA Broadcasting evidencing the authorization and approval of the execution and delivery of the Guaranty.

     (b) Within fifteen (15) business days after the date hereof, Buyer shall furnish Sellers with certified resolutions of the board of directors of Buyer evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

     5.16 AUDITED FINANCIAL STATEMENTS.

     Sellers recognize that Buyer is a publicly reporting company and agree that Buyer shall be entitled at Buyer's expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the SEC, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant. Sellers agree to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards. Furthermore, if all or a portion of the audited financial statements of the Parent Entities may be used for such purpose, Sellers hereby consent to Buyer's use of such financial statements for the purposes set forth in this Section 5.16 and Sellers agree to use their commercially reasonable efforts to obtain the consent of the independent accounting firm which opined as to such financial statements.

     5.17 STUDIO RELOCATION.

     Provided Closing occurs, Buyer shall reimburse Sellers on the Closing Date for all costs, fees, and expenses incurred (a) after the date hereof in connection with Seller's relocation of the studio site for KHON-TV in Honolulu, Hawaii and the purchase of a condominium for such studio site ("Studio Relocation"), and (b) prior to the date hereof, in connection with the Studio Relocation; provided, however, that any amounts reimbursed by Buyer pursuant to this Clause (b) shall not exceed $75,000 in the aggregate.

     5.18 SEC REGISTRATION STATEMENT.

     Promptly following the execution and delivery of this Agreement, Seller shall prepare and file with the SEC a registration statement registering the Shares in accordance with the Securities Act (the "Registration Statement"). Seller shall take all actions reasonably necessary, including, without limitation, responding timely to SEC comments and requests for additional information, to have the Registration Statement declared effective as of the Closing Date.

     5.19 ENVIRONMENTAL INSPECTION.

     At Buyer's expense, Buyer shall have the right to cause an environmental inspection to be performed by a reputable environmental engineering company of each portion of the Owned Real Property and Leased Real Property. Buyer shall cause the environmental consultant to deliver to Sellers a copy of each such inspection report at the same time such report(s) are delivered to Buyer.

5.20 AFFILIATE GUARANTY.

     On the Closing Date, Sellers shall cause USA Broadcasting to execute and deliver the Guaranty in the form of Exhibit D.


                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF BUYER TO CLOSE

     Buyer's obligation to close the acquisition of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

6.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING CERTIFICATE.

     (a) The representations and warranties of Sellers contained in this Agreement or in any other Document shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for changes permitted hereunder and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time)), except to the extent that the failure of such representations and warranties to be true and correct shall not have had, or be reasonably expected to have, a Material Adverse Effect.

     (b) Sellers shall have delivered to Buyer on the Closing Date an officer's certificate that the conditions specified in Sections 6.1(a), 6.2, 6.9, and 7.6 are satisfied as of the Closing Date.

6.2  PERFORMANCE OF AGREEMENT.

     Sellers shall have performed all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing Date, except to the extent that the failure to perform such covenants, agreements and obligations shall not have, when considered together, had a Material Adverse Effect.

     6.3 FCC ORDERS.

     (a) All of the FCC Orders shall have been issued without any Material Adverse FCC Condition affecting Buyer; provided that if a petition to deny or other third-party objection which raises any significant issue is filed with the FCC prior to the date on which all of the FCC Orders are issued and become effective, and such petition or objection is not withdrawn as of such date, then Buyer's obligation to effect the Closing shall be subject to the further condition that the FCC Orders shall each have become a Final Action (unless the FCC Arbitrator pursuant to Section 6.3(b) determines there is no significant issue or the parties otherwise agree). Furthermore, the FCC Orders shall include authorization for Buyer to continue to operate KAII(TV) and KAHW(TV) as satellite television stations.

     (b) If within five (5) days after Buyer and Sellers acquire knowledge of such a petition or objection, Buyer and Sellers do not agree on whether such petition or objection raises a significant issue, then R. Clark Wadlow (the "FCC Arbitrator") of the law firm of Sidley & Austin shall be engaged to resolve such matter within five (5) business days. If Mr. Wadlow is unable or unwilling to so serve, then the parties shall promptly designate and engage another attorney who regularly practices communications law to serve as the FCC Arbitrator. The FCC Arbitrator may adopt such procedures and policies in reviewing and deciding this matter as the FCC Arbitrator desires in his sole discretion. The FCC Arbitrator's decision shall be final and binding on Buyer and Sellers, and Buyer and Sellers shall each bear one-half of the FCC Arbitrator's fees and expenses. For purposes of this Agreement, the parties acknowledge and agree that a "significant issue" is any issue which if resolved in the favor of a petitioner or third-party objector is reasonably likely to result in the FCC requiring the Buyer to divest any Station or operate any Station subject to a Material Adverse FCC Condition.

     (c) Conditions which the FCC Orders or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     (d)  All of the FCC Licenses shall be in full force and effect.

     6.4  HSR ACT.

     The waiting period (including any extension) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

     6.5  OPINIONS OF SELLERS' COUNSEL.

     Buyer shall have received (a) the written opinion of Sellers' corporate counsel, dated as of the Closing Date, that (i) each Seller is a corporation duly formed and in good standing under the laws of the state in which such Seller is incorporated, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of Sellers, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by Sellers and constitute valid and legally binding obligations enforceable against Sellers in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and (b) the written opinion of Sellers' FCC counsel, dated as of the Closing Date, that (i) the Sellers hold the FCC Licenses, (ii) all authorizations, approvals and consents of the FCC required under the Communications Act to permit the assignment of the FCC Licenses by the Sellers to Buyer have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) there is no FCC order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel's knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC against the Sellers that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the FCC Licenses, except FCC proceedings generally affecting the television industry (including but not limited to the proceedings which will require modification of all television licenses to accommodate the transition to digital television). An opinion addressing the matters in foregoing Clause (a) but with respect to USA Broadcasting and the Guaranty shall have also been received by Buyer from counsel for USA Broadcasting. Each of such opinions shall be subject to customary qualifications and limitations.

     6.6  REQUIRED CONSENTS.

     Sellers shall have been able to obtain through commercially reasonable efforts, but without incurring substantial cost or expense, the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to Buyer's counsel and without any condition materially adverse to Buyer or the Stations, which are required under (i) each Station Agreement for each transmitter or antenna (including each satellite and translator transmitter) site where a Seller is a lessee and (ii) the programming agreements identified for each Station on Schedule 6.6; provided, however, that
(A) obtaining such a consent with respect to one or more of such programming agreements shall not be a condition precedent to Closing if Buyer and Sellers agree upon a reduction in the Purchase Price to compensate Buyer for the reduction, if any, in the fair market value of one or more of the Stations as a result of the inability to obtain such a consent, and (B) if Buyer and Sellers fail to agree prior to Closing on such a Purchase Price reduction, (1) Buyer shall pay the Purchase Price at Closing without such a reduction, (2) the parties shall promptly take all action necessary to cause the appropriate reduction, if any, to be determined by expedited arbitration in accordance with the expedited arbitration rules of the American Arbitration Association, and (3) promptly after such determination is made, Sellers shall refund to Buyer in immediately available funds the amount of such reduction, if any, together with interest from the Closing Date at eight percent (8%) per annum. A further condition shall be that Buyer shall have been furnished a written statement from the lessor under the lease of the Honolulu's Station's main transmitter and antenna site that the term of such lease was renewed as of January 2, 1998 for an additional ten (10) years.

     6.7  DELIVERY OF CLOSING DOCUMENTS.

     Sellers shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 8.2.

     6.8  NO ADVERSE PROCEEDINGS.

     No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Buyer that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

     6.9  NO MATERIAL ADVERSE CHANGE.

     There shall have been no change or development affecting any Seller or any Station since December 31, 1997 which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; provided, however, that an adverse change in the revenue or cash flow of any Station shall not constitute for purposes of this Section a change or development which has, or could reasonably be expected to have, a Material Adverse Effect unless the failure of Sellers to perform in all material respects the covenants under Section 5.1 shall have caused such Material Adverse Effect.


                                  ARTICLE VII
                          CONDITIONS PRECEDENT TO THE
                         OBLIGATION OF SELLERS TO CLOSE

     The obligations of Sellers to close the sale of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Sellers in writing:

     7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

     (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Sellers.

     (b) Buyer shall have delivered to Sellers on the Closing Date a certificate that the conditions specified in Sections 7.1(a) and 7.2 are satisfied as of the Closing Date.

     7.2  PERFORMANCE OF AGREEMENTS.

     Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

     7.3  FCC ORDERS.

     (a) All of the FCC Orders shall have been issued as to all Stations and shall have become effective under the rules of the FCC and applicable law.

     (b) Conditions which the FCC Orders or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     7.4  HSR ACT.

     The waiting period (including any extension) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

     7.5  OPINION OF BUYER'S COUNSEL.

     Sellers shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that (i) Buyer is a corporation duly formed and in good standing under the laws of the state in which Buyer is incorporated, (ii) the execution, delivery and performance of the Agreement and other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of Buyer, (iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, (iv) the Shares to be issued to the Sellers in accordance with terms of this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and (v) the Stock Pledge Agreement creates in favor of

Sellers a perfected security interest in the Shares covered thereby. Each of the opinions of Buyer's Counsel shall be subject to customary qualifications and limitations.

     7.6  NO ADVERSE PROCEEDINGS.

     No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Sellers that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

     7.7  DELIVERY OF CLOSING DOCUMENTS.

     Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to
Section 8.3.

     7.8  EFFECTIVENESS OF REGISTRATION STATEMENT.

     The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.9  LISTING OF SHARES.

     All Shares shall have been included for listing on NASDAQ upon official notice of issuance.


                                  ARTICLE VIII
                                    CLOSING


     8.1  TIME AND PLACE.

     Closing of the purchase and sale of the Sale Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Bose McKinney & Evans, 135 North Pennsylvania Street, Suite 2700, Indianapolis, Indiana, at 10:00 o'clock A.M. on the date (the "Closing Date") that is the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing.

     8.2  DOCUMENTS TO BE DELIVERED TO BUYER BY SELLERS.

     At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to
Buyer:

     (a) The opinions of Sellers' counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5;

     (b) Governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Seller is duly incorporated and in good standing in the state of its incorporation and is qualified to do business and in good standing in the jurisdictions listed in Schedule 3.1;

     (c) A certificate of the Secretary of each Seller attesting as to the incumbency of each officer of such Seller who executes this Agreement and any of the other Documents and to similar customary matters;

     (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets (except the Owned Real Property) to Buyer, in forms reasonably acceptable to Buyer and Sellers;

     (e) A deed, in a form recordable in the applicable jurisdiction, for each parcel of the Owned Real Property, which deed shall convey insurable, fee simple title for that parcel free and clear of all Liens except for Permitted Liens and be substantially the same form as the deed that transferred title to such Owned Real Property to Sellers; and such customary owner's or seller's affidavit as are reasonably necessary to enable Buyer to obtain title insurance with respect to the Owned Real Property without any standard preprinted exception (except those standard preprinted exceptions which may be deleted by delivery of a current certified ALTA/ACSM survey);

     (f) A certificate of nonforeign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such section;

     (g) The certificate described in Section 6.1(b);

     (h) A written instruction of Sellers to Escrow Agent instructing the Escrow Agent to distribute the Escrow Account at the direction of Sellers;

     (i) Modified network affiliation agreements for each of the Stations with Fox Broadcasting Company in the form and substance of Exhibit C ("Fox Network Agreements"); and

     (j) The Guaranty executed by USA Broadcasting as prescribed in Section
5.20.

     (k) such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by Sellers at Closing.
     8.3 DELIVERIES TO SELLERS BY BUYER.

     At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following, in each case in form and substance reasonably satisfactory to
Sellers:

     (a) The Purchase Price (including all Shares issued at Closing) in accordance with Section 2.5, as adjusted under Section 2.7(b);

     (b) The certificate described in Section 7.1(b);

     (c) A certificate of the Secretary of Buyer attesting as to the incumbency of each officer of Buyer who executes this Agreement and any of the other Documents and to similar customary matters;

     (d) A written instruction of Buyer to Escrow Agent instructing the Escrow Agent to distribute the Escrow Account at the direction of Sellers;

     (e) An agreement by Buyer assuming the Assumed Obligations, in forms reasonably acceptable to Buyer and Sellers.

     (f) Fox Network Agreements, Stock Pledge Agreement and Note executed by Buyer; and

     (g) Such additional information and materials as Sellers shall have reasonably requested to evidence the satisfaction of the conditions to their obligations hereunder.


                                   ARTICLE IX
                                INDEMNIFICATION


     9.1 SURVIVAL.

     All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party, and the Closing shall not be deemed a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement or any other Document; provided, however, that the period of survival shall, (i) with respect to the representations and warranties in Section 3.15 (Employee Benefit Plans), end for each Benefit Plan upon expiration of the statute of limitations applicable to the Benefit Plan, (ii) with respect to the representations and warranties pertaining to Taxes under Section 3.17, end for each Tax upon expiration of the statute of limitations applicable to the Tax, (iii) with respect to the representations and warranties in Section 3.18 (Environmental Matters), end three (3) years after the Closing Date, and (iv) in the case of any other representation or warranty, end twelve (12) months after the Closing Date (in each case, the "Survival Period"). No claim for breach of any representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period.
In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

     9.2  INDEMNIFICATION BY SELLERS.


     (a) Subject to Section 9.2(b), Sellers shall, jointly and severally indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

     (i) Any breach by Sellers of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

     (ii) Any obligation, indebtedness or Liability of Sellers (other than the Assumed Obligations) regardless of whether disclosed to Buyer and regardless of whether constituting a breach by Sellers of any representation, warranty, covenant or agreement hereunder or under any other Document; or

     (iii) Noncompliance by Sellers with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

     (b) If Closing occurs, Sellers shall not be obligated to indemnify Buyer unless and until the aggregate amount of Buyer's Losses exceeds Five Hundred

Thousand Dollars ($500,000) (the "Deductible"), in which case Buyer shall then be entitled to indemnification of Buyer's Loss in excess of the Deductible, provided that any payment owed by Sellers to Buyer for any Liability pursuant to or under Section 2.7, Section 2.8(f), or Section 9.2(a)(ii), shall not be counted in determining whether the Deductible limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to such limitation.

     (c) The aggregate amount of all payments made by Sellers in satisfaction of claims for indemnification pursuant to this Section 9.2 shall not exceed Twenty Million Dollars ($20,000,000) (the "Cap"), provided that any payment owed by Sellers to Buyer under Section 2.7 shall not be counted in determining whether the Cap has been met.

     (d) Notwithstanding any other provision of this Agreement to the contrary, and except for remedies that Buyer may have for any fraud by the Sellers, Buyer acknowledges and agrees that the maximum aggregate liability of the Sellers (taken as a whole) pursuant to this Agreement to Buyer and any of its Affiliates for any and all Losses shall not exceed the Cap, regardless of whether Buyer seeks indemnification pursuant to this Article IX, regardless of the form of action, whether in contract or tort, including negligence, and regardless of whether or not the Sellers are notified of the possibility of damages to Buyer.

     9.3 INDEMNIFICATION BY BUYER.

     (a) Subject to Sections 9.3(b) and 10.2, Buyer shall indemnify and hold harmless Sellers and their officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from:

     (i) Any breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

     (ii) The Assumed Obligations; or

     (iii) Buyer's operation of any of the Stations on or after the Closing Date (except for any Loss relating to, arising out of or resulting from any Excluded Asset) or Buyer's ownership of the Sale Assets.

     (b) If Closing occurs, Buyer shall not be obligated to indemnify Sellers unless and until the aggregate amount of Sellers' Losses exceeds the Deductible, in which case Sellers shall then be entitled to indemnification of Sellers' Losses in excess of the Deductible, provided any payment owed by Buyer to Sellers for any Assumed

Obligations or for any Liability pursuant to or under Section 2.7, Section 2.8,
Section 5.17, Section 9.3(a)(iii) or Sections 12.1(c) and (d) shall not be counted in determining whether the Deductible limitation is satisfied, and Sellers shall have the right to recover any such payment without regard to any such limitation.

     9.4 ADMINISTRATION OF INDEMNIFICATION.

     For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

     (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

     (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or
(ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

     (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

     (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Stations.


                                   ARTICLE X
                        TERMINATION; LIQUIDATED DAMAGES


     10.1 RIGHT OF TERMINATION.

     This Agreement may be terminated prior to Closing:

     (a) By written agreement of Sellers and Buyer; or

     (b) By written notice from a party that is not then in material breach of this Agreement if:

     (i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party is received by such other party; or

     (ii) Closing does not occur within one year after the date hereof.

     10.2 OBLIGATIONS UPON TERMINATION.

     (a) Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination and remain liable to pay and perform any obligation under Article IX and this Article, provided, however, that in the event Closing does not occur, the aggregate liability of Buyer for breach or default under this Agreement shall be limited as provided in Section 10.2(c).

     (b) If this Agreement is terminated prior to Closing for any reason other than a material breach or default by Buyer under this Agreement, Buyer shall be entitled to the return of the Earnest Money, and Buyer and Sellers shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Buyer.

     (c) If Closing shall not have occurred because of a material breach or default by Buyer under this Agreement, Sellers' sole remedy at law or in equity under this Agreement shall be (i) the termination by Sellers of this Agreement, and (ii) the recovery from Buyer of (A) an amount equal to the Earnest Money (the "Sellers' Liquidated Damage Amount") and (B) Sellers' reasonable attorneys' fees and other costs of collection incurred by Sellers in enforcing their right to recover Sellers' Liquidated Damage Amount (such fees and other costs herein referred to as "Sellers' Enforcement Costs"). In the event of such termination by Sellers, Sellers shall be entitled under the Escrow Agreement (subject to Buyer's right to contest in good faith) to effect the Escrow Agent's distribution to Sellers of the Earnest Money, and Sellers shall be entitled to pursue any other remedy available to Sellers at law or in equity to recover the entire Sellers' Liquidated Damage Amount and Sellers' Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Sellers shall be entitled shall not exceed the sum of Sellers' Liquidated Damage Amount plus Sellers' Enforcement Costs. BUYER ACKNOWLEDGES AND AGREES THAT SELLERS' RECEIPT OF SELLERS' LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY AND THAT SELLERS' LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY BUYER'S MATERIAL BREACH OR DEFAULT UNDER THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS AND DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

     10.3 TERMINATION NOTICE.

     Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the Subsection of Section 10.1 pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of Section 10.1, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the Subsection specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified Subsection.

                                   ARTICLE XI
                              CONTROL OF STATIONS

     Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Stations or the conduct of their business, all of which shall remain the sole responsibility and under the control of Sellers, subject to Sellers' compliance with this Agreement.


                                  ARTICLE XII
                               EMPLOYMENT MATTERS


     12.1 TRANSFER OF EMPLOYEES.

     (a) Buyer shall offer employment (effective immediately after Closing) to each of the employees of the Stations (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other, but excluding the employees identified on Schedule 2.2(l) hereto), at a comparable salary or wage rate (as the case may be), position and place of employment as held by each such employee immediately prior to the Closing Date and with the same employee benefits generally provided by Buyer to Buyer's similarly situated employees (such employees who are given and accept such offers of employment are referred to herein as the "Transferred Employees"). As of the Closing Date, Buyer shall provide Sellers with written notice of any employees of the Stations who have not accepted Buyer's offer of employment. Nothing in this Section 12.1(a) is intended to nor shall guarantee employment for any Transferred Employee for any length of time after the Closing Date.

     (b) Sellers shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable under any Benefit Plan as a result of, or in connection with, the termination by any Seller of any Station employee including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable as a result of or in connection with such terminations, except to the extent any such liabilities are included as an Assumed Obligation pursuant to Section 2.3(a)(ii) in determining the Adjustment Amount.

     (c) Buyer agrees, as between Buyer and Sellers, that Buyer shall pay any Transferred Employee who is terminated by Buyer without cause during the six month period after Closing the severance amount stated on Schedule 3.14(c) for such Transferred Employee, as adjusted in accordance with the applicable formula described on such Schedule to reflect the actual termination date if other than August 31, 1998. The foregoing agreement by Buyer, however, is not intended to be and shall not constitute the assumption by Buyer of any obligation under any severance policy, plan or arrangement of Sellers.

     (d) Buyer shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable as a result of or in connection with Buyer's employment of any Transferred Employees upon Closing or Buyer's termination of any Transferred Employees after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits. Buyer shall not, however, assume or be obligated to pay any benefits under any Benefit Plans (including, but not limited to, any severance policy, plan or arrangement) except to the extent arising under any Assumed Plan during and relating to any period on or after the Closing Date.

     12.2 EMPLOYEE BENEFIT PLANS.

     Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any of the Benefit Plans, and Sellers or the Benefit Plans, as applicable, will retain all assets and liabilities in respect of Sellers' employees under the Benefit Plans. Sellers shall comply with the provisions of the Continuation Coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with the transactions contemplated by this Agreement.

     12.3 UNION EMPLOYEES.

     Notwithstanding the above provisions of this Article XII, upon consummation of the Closing hereunder, Buyer shall: (i) recognize the unions and labor organizations which are parties to the collective bargaining agreements set forth in Schedule 3.7(b); and (ii) offer employment to all active employees of the Stations represented by any such union or labor organization; and (iii) assume and be responsible for the liabilities and obligations of Sellers arising under the collective bargaining agreements listed on Schedule 3.7(b), including, without limitation, liabilities or obligations with respect to severance pay, accrued vacation and other similar liabilities or obligations, but only to the extent such liabilities and obligations are included as part of the Assumed Obligations.

     12.4 EMPLOYMENT AGREEMENTS.

     Buyer acknowledges and agrees that Buyer's obligations pursuant to this
Article XII are in addition to, and not in limitation of, Buyer's obligation to assume the employment agreements set forth in Schedule 3.7(b).


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




                                  ARTICLE XIII
                                 MISCELLANEOUS


     13.1 FURTHER ACTIONS.

     From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

     13.2 PAYMENT OF EXPENSES.

     (a) The fees for the HSR Filing, the fees for filing the applications with the FCC under Section 5.4, and all Transfer Taxes payable in connection with consummation of the transactions contemplated by this Agreement, shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. All other Taxes shall be paid by the party primarily liable under applicable law to pay such Tax. Notwithstanding anything to the contrary in this Agreement, all mortgage recordation taxes and fees incurred in connection with the recording of any mortgage or deed of trust by Buyer or any of its lenders shall be paid by Buyer.

     (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

     13.3 SPECIFIC PERFORMANCE.

     Sellers acknowledge that each Station is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Sellers. Accordingly, as an alternative to termination of this Agreement under Section 10.1, Buyer shall be entitled, in the event of Sellers' breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Sellers to fulfill their obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Sellers' breach. In any action to specifically enforce Sellers' obligation to close the transactions contemplated by this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Sellers' obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the


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
Purchase Price as contemplated by Section 2.5 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

     13.4 NOTICES.

     All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

     (a)  if to Buyer, to:

     Emmis Broadcasting Corporation
     950 North Meridian Street, Suite 1200
     Indianapolis, Indiana  46204
     Attention: Jeffrey H. Smulyan, Chairman


     Copy to:

     Bose McKinney & Evans
     2700 First Indiana Plaza
     Indianapolis, Indiana  46204
     Attention:  David L. Wills, Esq.

     (b)  if to Sellers, to:

     USA Broadcasting, Inc.
     52 West 57th Street, 38th Floor
     New York, New York 10019
     Attention: Julius Genachowski, Esq.


     Copy to:

     Hogan & Hartson L.L.P.
     555 13th Street, N.W.
     Washington, DC  20004
     Attention:  William S. Reyner, Jr., Esq.

     and to:

     Fox Inc.


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


     10201 West Pico Boulevard
     Building 88 - Room 150
     Los Angeles, California  90035
     Attention: Paul F. Haggerty

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

     13.5 ENTIRE AGREEMENT.

     This Agreement, the Schedules, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

     13.6 BINDING EFFECT; BENEFITS.

     Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.7 ASSIGNMENT.

     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

     (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

     (b) Buyer may assign all of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of Buyer, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Sellers a written instrument in form and substance satisfactory to Sellers within their reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, (iii) such assignment shall not materially delay issuance of the FCC Orders, and (iv) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by


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

Sellers, including appropriate certified resolutions of the boards of directors of Buyer and the assignee provided, however, under no circumstances may Buyer assign any right or obligation hereunder to deliver the Shares or to repay the Note.
     13.8 GOVERNING LAW.

     This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

     13.9 AMENDMENTS AND WAIVERS.

     No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

     13.10 SEVERABILITY.

     Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     13.11 HEADINGS.

     The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     13.12 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     13.13 REFERENCES.

     All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

     13.14 SCHEDULES AND EXHIBITS.


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


     Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     13.15 JOINT AND SEVERAL LIABILITY.


     Sellers shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Sellers under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document.




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


     IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed as of the date first written above.


                                 SF BROADCASTING OF HONOLULU, INC.



                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________


                                 SF HONOLULU LICENSE SUBSIDIARY, INC.



                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________


                                 SF BROADCASTING OF NEW ORLEANS, INC.



                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________


                                 SF NEW ORLEANS LICENSE SUBSIDIARY, INC.

                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________



                                 SF BROADCASTING OF MOBILE, INC.


                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________


                                 SF MOBILE LICENSE SUBSIDIARY, INC.


                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________


                                 SF BROADCASTING OF GREEN BAY, INC.


                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________

                                 SF GREEN BAY LICENSE SUBSIDIARY, INC.


                                 By: _____________________________________
                                 Printed Name: ___________________________
                                 Its: ____________________________________



                                 EMMIS BROADCASTING CORPORATION


                                 By: _____________________________________
                                     David L. Wills, Assistant Secretary




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